Exhibit 8.1

Tenaris – List of subsidiaries of Tenaris S.A.

Major operating subsidiaries

We conduct all our operations through subsidiaries. The following table shows the major operating subsidiaries of the Company and its direct and indirect ownership of each as of December 31, 2007, 2006 and 2005.

Company	Country of Organization	Main Activity	Percentage Ownership
			2007	2006	2005
Algoma Tubes Inc.	Canada	Manufacture of seamless steel pipes	100%	100%	100%
Confab Industrial S.A. (a)	Brazil	Manufacture of welded steel pipes and capital goods	39%	39%	39%
Dalmine S.p.A	Italy	Manufacture of seamless steel pipes	99%	99%	99%
Hydril Company	U.S.A.	Manufacture and marketing of premium connections	100%	—	—
Maverick Tube Corporation	U.S.A.	Manufacture of welded steel pipes	100%	100%	—
NKKTubes K.K.	Japan	Manufacture of seamless steel pipes	51%	51%	51%
Prudential Steel Ltd.	Canada	Manufacture of welded steel pipes	100%	100%	—
S.C. Silcotub S.A.	Romania	Manufacture of seamless steel pipes	100%	97%	85%
Siat S.A.	Argentina	Manufacture of welded steel pipes	82%	82%	82%
Siderca S.A.I.C.	Argentina	Manufacture of seamless steel pipes	100%	100%	100%
Tavsa, Tubos de Acero de Venezuela S.A.	Venezuela	Manufacture of seamless steel pipes	70%	70%	70%
Tenaris Coiled Tubes LLC (and predecessors)	U.S.A.	Manufacture of coiled tubing	100%	100%	—
Tenaris Financial Services S.A.	Uruguay	Financial services	100%	100%	100%
Tenaris Global Services S.A.	Uruguay	Holding company and marketing of steel pipes	100%	100%	100%
Tenaris Investments Ltd.	Ireland	Holding company and financial services	100%	100%	100%
Tubos de Acero de México S.A	Mexico	Manufacture of seamless steel pipes	100%	100%	100%
Tubos del Caribe Ltda.	Colombia	Manufacture of welded steel pipes	100%	100%	—

(a)	Tenaris holds 99% of the voting shares of Confab Industrial S.A.